                                                                      Exhibit 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

         The earnings to fixed charges ratio is calculated using the Securities and Exchange Commission guidelines.

                                                           ----------------------------------------------------------
                                                                             YEAR ENDED DECEMBER 31.
                                                           ----------------------------------------------------------
                                                            2001         2000         1999         1998        1997(a)
                                                           ----------------------------------------------------------
                                                                                 Dollars in millions
Earnings as defined for fixed charges calculation
Add:
        Pretax income from continuing operations(b)        $3,303       $3,000       $1,331       $2,055       $1,598
        Fixed charges                                       1,128        1,123          757          599          535
        Distributed income of equity investees                156          138          111           94           55
Deduct:
        Preference security dividend requirements of
        consolidated subsidiaries                             170          126           87           44           15
        Interest capitalized(c)                               139           54           37           15           20
                                                           ------       ------       ------       ------       ------
Total earnings                                             $4,278       $4,081       $2,075       $2,689       $2,153
                                                           ======       ======       ======       ======       ======

Fixed charges:
        Interest on debt, including capitalized
        portions                                           $  924       $  970       $  644       $  533       $  497
        Estimate of interest within rental expense             34           27           26           22           23
        Preference security dividend requirements of
        consolidated subsidiaries                             170          126           87           44           15
                                                           ------       ------       ------       ------       ------
Total fixed charges                                        $1,128       $1,123       $  757       $  599       $  535
                                                           ======       ======       ======       ======       ======
Ratio of earnings to fixed charges                            3.8          3.6          2.7          4.5          4.0

(a) Financial information reflects accounting for the 1997 merger with PanEnergy as a pooling of interests. As a result, the financial information gives effect to the merger as if it had occurred January 1, 1997.

(b) Excludes minority interest expenses and income or loss from equity investees

(c) Excludes equity costs related to Allowance for Funds Used During Construction that are included in Other Income and Expenses in the Consolidated Statements of Income